Exhibit 99.23
April 19, 2010 PRIVATE AND CONFIDENTIAL Liberty Board Update

Disclaimer This document may contain material non-public information. This document has been prepared for informational purposes only. This document is not to be construed as a recommendation, an offer to sell or a solicitation of an offer to buy any securities. Any dissemination, distribution or reproduction of this document is strictly prohibited without the consent of TEGRIS Advisors LLC or its affiliates. The information herein is obtained from sources deemed reliable, but its accuracy and completeness cannot be guaranteed, and is subject to change without notice. PRIVATE AND CONFIDENTIAL

Executive Summary PRIVATE AND CONFIDENTIAL Following the announcement of the Liberty / Prisa transaction on March 5, 2010, while the Liberty stock and warrant have performed extremely well, the Prisa stock price has been volatile in a trading range of €2.57 to €3.22The weakness in the Prisa stock price has in turn created uncertainty in the completion of the transaction. The market is currently expecting the deal terms to be improvedAfter hearing numerous investor comments, and holding extensive internal discussion with our financial advisors and legal counsel, we have come up with a number of proposed changes to the transaction terms, which are aimed at the following:More absolute value for public shareholdersMore clarity in the valuation of the Convertible PreferredMore certainty in the completion of the transactionSuch proposed improvements to the transaction terms will be accomplished through the following, as further outlined in this presentation:Contribution by Prisa - by agreeing to a number of changes in the deal termsContribution by Marlin Equities and Berggruen Holdings - by conceding a material portion of their holdings in favor of public shareholdersInvestment in Liberty shares by Tyrus Capital in support of the transaction - with fee paid by Liberty

131.9m shares, reflectingIssuance of 5.75m shares to Tyrus Capital1Cancellation of 3.25m Marlin Equities & Berggruen Holdings' shares51.9 million warrants, reflecting cancellation of 24.8m Marlin Equities & Berggruen Holdings' warrantsDeal Price: €3.518Strike Price of NVCS: €3.75Prisa can force conversion after 5 years if share price is above €4.55 for at least 20 daysInterest rate step up to 9% in year 6Value split between Ords. and NVCS: 50/50Ords.: 160.9m ($772m at Deal Price)Exchange Ratio: 1.180 Ords./Liberty shareNVCS: 77.2m ($772m at $10/shares)Exchange Ratio: 0.566 NVCS/Liberty shareCash to warrantholders ($1.04/warrant): $54mTotal: $1,598mTotal Shares, fully diluted: 530.9mOwnership, pre- conversion: Liberty 42.3%, Prisa controlling shareholders 40.4%, Prisa minorities 17.2%Ownership, post- conversion: Liberty 58.7%, Prisa controlling shareholders 28.9%, Prisa minorities 12.3% Summary of the Deal - Key Changes 129.4m shares76.7m warrantsDeal Price: €3.518Strike Price of NVCS: €4.50Prisa can force conversion after 5 yearsValue split between Ords. and NVCS: 67.5/32.5Ords.: 212.1m ($1,018m at Deal Price)Exchange Ratio: 1.547 Ords./Liberty shareNVCS: 49.0m ($490m at $10/share)Exchange Ratio: 0.358 NVCS/Liberty shareCash to warrantholders ($1.04/warrant): $80mTotal: $1,588mTotal Shares, fully diluted: 511.1mOwnership, pre- conversion: Liberty 49.2%, Prisa controlling shareholders 35.6%, Prisa minorities 15.2%Ownership, post- conversion: Liberty 57.1%, Prisa controlling shareholders 30.05%, Prisa minorities 12.8% PRIVATE AND CONFIDENTIAL Deal Announced - March 5 Proposed Deal Liberty Share Count PricingTerms Total Consideration to Liberty Equityholders Abbreviations - Ords.: Ordinary Shares. NVCS: Non-Voting Convertible SharesNote: 1 Tyrus Capital deal still being negotiated Prisa Share Count & Ownership, pro forma

Summary of the Deal - Key Impacts $900 millionNoneValue per Public share: $11.00Value per Public warrant: $2.15None30% ownership post conversion achieved, based on 0% minority rights exercised in Spanish Rights offering PRIVATE AND CONFIDENTIAL Deal Announced - March 5 Proposed Deal $933 millionApproximately $89 million in favor of Liberty public shareholdersCancellation of 24.8m Sponsors' warrantsCancellation of 3.25m Sponsors' sharesValue per Public share: $11.33Value per Public warrant: $2.15Proposed Agreement:Tyrus Capital will purchase up to $250m of Liberty shares offered for redemptionAs compensation, Tyrus Capital will be issued 5.75m Liberty public shares to be granted upon implementation of their commitmentsTo maintain 30% ownership post conversion, Prisa controlling shareholders are considering various options:Rely on Liberty share redemptions Purchase Prisa sharesEnlarge Shareholders' Agreement to other friendly Prisa shareholdersRequest SPAC Shrinkage of up to $100m Sponsors' Concession Liberty Equityholders Economics1 Structured Deal with Financial Investor Ownership Threshold of Prisa controlling shareholders Cash to Prisa Note: 1 At Deal Price, at NVCS = $10.00

Summary of Consideration to Liberty Equityholders PRIVATE AND CONFIDENTIAL Consideration to Liberty Shareholders Consideration to Liberty Warrantholders* * Based on 0% minority rights exercised

Recent Share Price/Volume of Liberty PRIVATE AND CONFIDENTIAL Source: Company website and Capital IQ March 5, 2010 - Grupo Prisa and Liberty Acquisition Holdings Corp. announced a combination of the two companies and a rights issue reserved for current Prisa shareholders by Grupo Prisa, resulting in a cash infusion of up to $900 million in Prisa. March 18, 2010 - Liberty and Prisa agree extension on signing of bank agreement to April 5, 2010 April 8, 2010 - Liberty and Prisa agree extension on signing of bank agreement to April 19, 2010 $9.87 Cash in Trust

Recent Warrant Price/Volume of Liberty PRIVATE AND CONFIDENTIAL Source: Company website and Capital IQ

Recent Share Price/Volume of Grupo Prisa PRIVATE AND CONFIDENTIAL Source: Company website and Capital IQ March 5, 2010 - Grupo Prisa and Liberty Acquisition Holdings Corp. announced a combination of the two companies and a rights issue reserved for current Prisa shareholders by Grupo Prisa, resulting in a cash infusion of up to $900 million in Prisa. April 15, 2010 - PRISA and Telecinco sign framework deal on Cuatro merger and the acquisition by Telecinco of a 22% stake in Digital+ March 18, 2010 - PRISA wins the football wars and Mediapro ordered to pay 97 million Euros to PRISA subsidiary March 31, 2010 - PRISA in negotiations with new Portuguese investors regarding a minority stake in Media Capital April 12, 2010 - Grupo PRISA sees continued internet growth9.5 million unique users in March, 8% up on 2009

List of Public Liberty Shareholders (above 1 million shares) PRIVATE AND CONFIDENTIAL Latest* Source: Capital IQ, Citi (4/12) Note: *Includes shares owned as part of units

List of Public Liberty Warrantholders (above 1 million warrants) PRIVATE AND CONFIDENTIAL Latest* Source: Capital IQ, Citi (4/12) Note: *Includes shares owned as part of units